EXHIBIT 10.4

                            nStor Technologies, Inc.
                              100 Century Boulevard
                            West Palm Beach, FL 33417





April 1, 2003

Mr. H. Irwin Levy
100 Century Blvd
West Palm Beach, Fl.  33417

Dear Irwin,

This letter confirms your commitment, personally or as President of Hilcoast Development Corp. ("Hilcoast"), to convert or cause to be converted certain debt owed by nStor Technologies, Inc. ("nStor") to you or to Hilcoast, to shares of nStor capital stock (the "Conversion"). The amount of debt which you have agreed to convert will consist of the amount required to cause nStor's net worth to be at least $6 million in order to satisfy the continued listing requirements of the American Stock Exchange. Such amount will be calculated, and mutually agreed to, by the parties prior to June 27, 2003 and the Conversion, if deemed necessary by both parties, will occur effective June 27, 2003, based on a conversion price equal to 85% of the average of the high and low trading prices on the three trading dates immediately prior to June 27, 2003.

Please indicate below your concurrence with the foregoing.

Very truly yours,
                                                   Agreed:
/s/ Jack Jaiven
Jack Jaiven                                        /s/ H. Irwin Levy
Vice President and Treasurer                       H. Irwin Levy

JJ/dpj